                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TrueBlue Appoints Sonita Lontoh to Board of Directors

TACOMA, Wash.—Oct. 25, 2021—TrueBlue (NYSE: TBI) is pleased to announce that Sonita Lontoh has been appointed to the company’s Board of Directors, effective immediately. She is expected to be named to the Audit, Nominating and Corporate Governance committee and the Innovation and Technology committee.

Ms. Lontoh is an accomplished leader with unique insight and foresight at the intersection of innovation, digital transformation, and customer experience. Over her more than two decades as a global technology marketing executive, Ms. Lontoh has led and advised on innovative, customer-centric programs that have delivered positive impacts to businesses, consumers, and society. Ms. Lontoh currently serves as Global Head of Marketing, Personalization and 3D Printing at HP Inc., a global technology company, and as an independent director of Sunrun Inc., one of the largest residential solar-and-battery-as-a-service companies in the United States. Ms. Lontoh previously served as Vice President of Strategic Marketing, Digital Grid NA, at Siemens AG, a global leader in automation and digitalization solutions, and as the Director of Marketing of Trilliant, a global provider of IoT solutions. Earlier in her career, Ms. Lontoh served at PG&E, one of the largest energy providers in the United States, and was an entrepreneur in Silicon Valley.

“We are delighted to welcome Sonita to TrueBlue’s Board,” said TrueBlue Chairman Steven Cooper. “Sonita’s deep expertise in digital transformation, customer experience and global marketing bring valuable perspective to our digital and growth strategies as we continue to execute on our mission to connect people and work.”

Ms. Lontoh currently serves on the Jacobs Institute of Design Innovation advisory board at the University of California Berkeley and is also a member of the U.S. National Association of Corporate Directors and the Women Corporate Directors Foundation. She was a mentor for the U.S. State Department's TechWomen program and has been inducted into the U.S. Asian American Hall of Fame and the U.S. Women in Manufacturing Hall of Fame.

Ms. Lontoh earned a Bachelor of Science degree in Industrial Engineering and Operations Research from the University of California Berkeley, a Master of Engineering in Logistics from the Massachusetts Institute of Technology (MIT), and an M.B.A. with a focus on strategy and marketing from Northwestern University’s Kellogg School of Management.

About TrueBlue
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity. In 2020, TrueBlue connected approximately 490,000 people with work. Its PeopleReady segment offers on-demand, industrial staffing, PeopleManagement offers contingent, on-site industrial staffing and commercial driver services, and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

Media Contact
David Irwin
dirwin@trueblue.com
630-453-1120